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                                                                    EXHIBIT 99.3

                                SECOND AMENDMENT
                                     TO THE
                                ADMINISTAFF, INC.
                               1997 INCENTIVE PLAN


         WHEREAS, the Board of Directors of Administaff, Inc. (the "Board") is authorized by Paragraph 16 of the Administaff, Inc. 1997 Incentive Plan (the "Plan") to amend the Plan from time to time; and

         WHEREAS, the Board deems it advisable to amend the Plan as provided herein;

         NOW, THEREFORE, paragraph 15 of the Plan is hereby amended effective as of September 15, 1997, by adding thereto a new subparagraph (c) to read as follows:

                  "(c) Subject to the following, the committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the President of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the "Committee" shall be deemed to include the President; however, notwithstanding the foregoing, the President may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer or a director of the Company or otherwise subject to Section 16(b) of the Exchange Act."

         All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

         Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.